FILE NO. 70-9697

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 4
                               (FORM POS AMC)
                                     TO
                                  FORM U-1
                      APPLICATION/DECLARATION UNDER THE
                 PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

            WITH RESPECT TO THE ISSUANCE OF RATE REDUCTION BONDS
                          AND RELATED TRANSACTIONS

     The Connecticut Light and Power  Western Massachusetts Electric
     Company                          Company
     107 Selden Street                174 Brush Hill Avenue
     Berlin, CT 06037                 West Springfield, MA 01090

                Public Service Company of New Hampshire
                         1000 Elm Street
                      Manchester, NH 03101
        (Names of companies filing this statement and addresses of principal executive offices)

                             NORTHEAST UTILITIES
                  (Name of top registered holding company)

                              Gregory B. Butler
                Vice President, Secretary and General Counsel
                     Northeast Utilities Service Company
                              107 Selden Street
                              Berlin, CT 06037
                   (Name and address of agent for service)

  The Commission is requested to mail signed copies of all orders, notices and communications to:

        Jeffrey C. Miller, Esq.          Randy A. Shoop
        Assistant General Counsel        Assistant Treasurer - Finance
        Northeast Utilities Service      Northeast Utilities Service
        Company                          Company
        P.O. Box 270                     P.O. Box 270
        Hartford, CT 06141-0270          Hartford, CT 06141-0270

                        Richard J. Wasserman, Esq.
                         Day, Berry & Howard LLP
                             CityPlace I
                        Hartford, CT 06103-3499


     The application/declaration, as previously amended, (the "Application")

in this file is further amended as set forth below.  Capitalized terms used herein and not otherwise defined are used as defined in the Application.



     S.1  Pursuant to the authority granted by the Commission in this proceeding, <F1> on April 25, 2001, PSNH Funding LLC - a new special purpose entity, limited liability company subsidiary of PSNH - issued RRBs in principal amount of $525 million on behalf of PSNH.<F2>



     S.2  Pursuant to the authority granted by the Commission in this proceeding,<F3> PSNH intends to cause the issuance of additional RRBs (the

"PSNH Series 2 RRBs") in aggregate principal amount not greater than $130 million to finance stranded costs related to existing power purchase obligations that require PSNH to purchase power from certain wood-to-energy and/or trash-to-energy facilities.



     S.3  PSNH has petitioned the NHPUC for a new Financing Order to authorize the issuance of the PSNH Series 2 RRBs.<F4>  PSNH also intends to seek approval for its proposed transactions from the MPUC.<F5>



     S.4  The following exhibits are filed with this Post-Effective Amendment

No. 4 (or, if indicated, will be filed by further amendment).



       S-D 3.1.3    PSNH's Requests to the New Hampshire Public
                    Utilities for a Financing Order with respect to the PSNH Series 2 RRBs

       S-D 3.2.4    Financing Order of the New Hampshire Public
                    Utilities Commission with respect to the PSNH
                    Series 2 RRBs (to be filed by further amendment)

       S-D 3.3.1.1  Application of PSNH to the Maine Public Utilities
                    Commission with respect to the PSNH Series 2 RRBs (to be filed by further amendment)

       S-D 3.3.2.1  Approval of the Maine Public Utilities Commission
                    with respect to the PSNH Series 2 RRBs (to be filed by further amendment)



                           [SIGNATURE PAGE FOLLOWS]



                                 SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.



THE CONNECTICUT LIGHT AND POWER COMPANY


                          By:  /s/Randy A. Shoop


                          Randy A. Shoop
                          Treasurer


WESTERN MASSACHUSETTS ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE


                          By:  /s/Randy A. Shoop


                          Randy A. Shoop
                          Assistant Treasurer - Finance

Date:  August 29, 2001





<F1>  The Commission authorized the issuance of up to $670 million in principal amount of RRBs on behalf of PSNH.  HCAR No. 27319 (December 26,
2000).

<F2>  See Certificate filed by PSNH with the Commission on May 4, 2001 pursuant to Rule 24 under the Act.

<F3>  See supra note 1.

<F4>  The Series 2001-1 RRBs were issued pursuant to a Financing Order issued by the NHPUC on September 8, 2000, as described in the Application. A copy of that Financing Order was filed as Exhibit D.3.2.2.

<F5>  A copy of the MPUC order with respect to the PSNH Series 2001-1 was filed as Exhibit D.3.3.2.
